CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” and “Fund Service Providers” in the Prospectuses and “Third Party Service Providers,” “Other Service Providers” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference and use of our report dated March 1, 2011 on the financial statements and financial highlights of American Beacon Treasury Inflation Protected Securities Fund as of and for the year ended December 31, 2010 in the Registration Statement (Form N-1A) of the American Beacon Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 101 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).

/s/ Ernst & Young LLP

Dallas, Texas
March 1, 2011